QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

On November 16, 2018, QEP Resources, Inc. (the "Company," "we," "us" or "our"), through its wholly owned subsidiaries QEP Energy Company, QEP Marketing Company, LLC (f/k/a QEP Marketing Company) and QEP Oil & Gas Company, LLC (f/k/a QEP Oil & Gas Company) (collectively, "Seller"), entered into a Purchase and Sale Agreement (the "Purchase Agreement", and such sale transaction, the "Haynesville Divestiture") with Aethon III BR LLC (the "Buyer"). The Purchase Agreement provides for the sale of natural gas and oil producing properties, undeveloped acreage and associated gas gathering and treating systems in Haynesville/Cotton Valley located in Louisiana. The Company also novated natural gas derivative contracts totaling approximately 40 Bcf for the last eleven months of 2019 to the Buyer. In addition, the Buyer assumed all of the contracts for firm gas transportation associated with the upstream assets. The aggregate consideration payable to the Seller was $735.0 million, subject to purchase price adjustments, including adjustments for certain title and environmental defects asserted prior to closing. On January 10, 2019, the Company closed the Haynesville Divestiture for net cash proceeds (after purchase price adjustments) of approximately $605.1 million, subject to post-closing purchase price adjustments. In addition, $32.2 million is being held in escrow due to title defects asserted prior to closing, all or a portion of which QEP expects to receive pursuant to the Purchase Agreement's title dispute resolution procedures.

The Haynesville Divestiture constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X. The Haynesville Divestiture does not qualify as discontinued operations as it does not represent a strategic shift that will have a major effect on the Company's operations or financial results.

The unaudited pro forma balance sheet data as of September 30, 2018, gives effect to the Haynesville Divestiture as if the transaction had occurred on September 30, 2018. The unaudited pro forma statements of operations data for the nine month period ended September 30, 2018, and the year ended December 31, 2017, gives effect to the Haynesville Divestiture as if the transaction had occurred on January 1, 2017. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts that were determined to be directly attributable to the Haynesville Divestiture, factually supportable and, with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the Haynesville Divestiture. The unaudited pro forma financial information is subject to adjustments and is presented for informational purposes only and does not purport to represent what the Company's results of operations or financial position would actually have been if the Haynesville Divestiture had in fact occurred on the dates discussed above. It also does not project or forecast the Company's consolidated results of operations or financial position for any future date or period.

The unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for quarter ended September 30, 2018.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30, 2018
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$—	$603.7	(a)	$603.7
Accounts receivable, net	191.7	(0.5)	(b)	191.2
Income tax receivable	4.1	—		4.1
Fair value of derivative contracts	14.0	(3.6)	(b)	10.4
Prepaid expenses	11.4	—		11.4
Other current assets	0.2	—		0.2
Total Current Assets	221.4	599.6		821.0
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	11,717.8	(3,044.0)	(b)	8,673.8
Unproved properties	1,034.4	(54.4)	(b)	980.0
Gathering and other	369.6	(214.3)	(b)	155.3
Materials and supplies	37.3	(8.1)	(b)	29.2
Total Property, Plant and Equipment	13,159.1	(3,320.8)		9,838.3
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	6,160.3	(2,559.3)	(b)	3,601.0
Gathering and other	121.4	(66.3)	(b)	55.1
Total Accumulated Depreciation, Depletion and Amortization	6,281.7	(2,625.6)		3,656.1
Net Property, Plant and Equipment	6,877.4	(695.2)		6,182.2
Fair value of derivative contracts	0.1	(1.2)	(b)	(1.1)
Other noncurrent assets	58.3	(7.8)	(b)	50.5
TOTAL ASSETS	$7,157.2	$(104.6)		$7,052.6
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$15.3	$—		$15.3
Accounts payable and accrued expenses	335.6	(3.3)	(b)	332.3
Production and property taxes	40.9	(0.8)	(b)	40.1
Interest payable	33.1	—		33.1
Fair value of derivative contracts	200.7	—		200.7
Asset retirement obligations	5.0	(0.7)	(b)	4.3
Total Current Liabilities	630.6	(4.8)		625.8
Long-term debt	2,451.1	—		2,451.1
Deferred income taxes	398.8	(21.3)	(b)	377.5
Asset retirement obligations	155.5	(56.4)	(b)	99.1
Fair value of derivative contracts	52.6	—		52.6
Other long-term liabilities	93.7	(0.3)	(b)	93.4
Commitments and contingencies
EQUITY
Total Common Shareholders' Equity	3,374.9	(21.8)	(c)	3,353.1
TOTAL LIABILITIES AND EQUITY	$7,157.2	$(104.6)		$7,052.6

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30, 2018
	Historical	Pro Forma Adjustments (d)	Pro Forma
REVENUES	(in millions, except per share amounts)
Oil and condensate, gas and NGL sales	$1,474.1	$(232.1)	$1,242.0
Other revenue	11.8	(5.3)	6.5
Purchased oil and gas sales	36.2	(4.1)	32.1
Total Revenues	1,522.1	(241.5)	1,280.6
OPERATING EXPENSES
Purchased oil and gas expense	38.6	(6.1)	32.5
Lease operating expense	203.6	(24.0)	179.6
Transportation and processing costs	93.2	(43.7)	49.5
Gathering and other expense	10.8	(6.3)	4.5
General and administrative	164.2	2.0	166.2
Production and property taxes	103.9	(13.2)	90.7
Depreciation, depletion and amortization	673.6	(108.7)	564.9
Exploration expenses	0.1	—	0.1
Impairment	404.4	—	404.4
Total Operating Expenses	1,692.4	(200.0)	1,492.4
Net gain (loss) from asset sales, inclusive of restructuring costs	26.7	0.2	26.9
OPERATING INCOME (LOSS)	(143.6)	(41.3)	(184.9)
Realized and unrealized gains (losses) on derivative contracts	(240.3)	(1.8)	(242.1)
Interest and other income (expense)	(4.1)	—	(4.1)
Interest expense	(111.9)	—	(111.9)
INCOME (LOSS) BEFORE INCOME TAXES	(499.9)	(43.1)	(543.0)
Income tax (provision) benefit	117.6	9.7	127.3
NET INCOME (LOSS)	$(382.3)	$(33.4)	$(415.7)

Earnings (loss) per common share
Basic	$(1.60)		$(1.75)
Diluted	$(1.60)		$(1.74)

Weighted-average common shares outstanding
Used in basic calculation	238.3		238.2
Used in diluted calculation	238.3		238.3

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31, 2017
	Historical	Pro Forma Adjustments (d)		Pro Forma
REVENUES	(in millions, except per share amounts)
Oil sales	$939.4	$(1.2)		$938.2
Gas sales	494.0	(214.4)		279.6
NGL sales	111.9	(0.4)		111.5
Other revenues	15.0	(9.8)		5.2
Purchased oil and gas sales	62.6	(19.7)		42.9
Total Revenues	1,622.9	(245.5)		1,377.4
OPERATING EXPENSES
Purchased oil and gas expense	64.3	(19.6)		44.7
Lease operating expense	294.8	(35.4)		259.4
Transportation and processing costs	245.3	(50.2)		195.1
Gathering and other expense	7.3	(6.1)		1.2
General and administrative	153.5	3.2		156.7
Production and property taxes	114.3	(13.1)		101.2
Depreciation, depletion and amortization	754.5	(95.1)		659.4
Exploration expenses	22.0	—		22.0
Impairment	78.9	(1.0)		77.9
Total Operating Expenses	1,734.9	(217.3)		1,517.6
Net gain (loss) from asset sales	213.5	(1.4)	(e)	212.1
OPERATING INCOME (LOSS)	101.5	(29.6)		71.9
Realized and unrealized gains (losses) on derivative contracts	24.5	(3.0)		21.5
Interest and other income (expense)	1.6	2.3		3.9
Loss from early extinguishment of debt	(32.7)	—		(32.7)
Interest expense	(137.8)	—		(137.8)
INCOME (LOSS) BEFORE INCOME TAXES	(42.9)	(30.3)		(73.2)
Income tax (provision) benefit	312.2	11.5	(f)	323.7
NET INCOME (LOSS)	$269.3	$(18.8)		$250.5

Earnings (loss) per common share
Basic	$1.12			$1.04
Diluted	$1.12			$1.04

Weighted-average common shares outstanding
Used in basic calculation	240.6			240.6
Used in diluted calculation	240.6			240.6
Dividends per common share	$—			$—

See Notes accompanying the Pro Forma Condensed Consolidated Financial Statements.

QEP RESOURCES, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

Note 1 – Basis of Presentation

The unaudited pro forma condensed consolidated financial statements give effect to the pro forma adjustments necessary to reflect the Haynesville Divestiture as if the transaction had occurred as of January 1, 2017, in the unaudited pro forma statements of operations for the nine months ended September 30, 2018, and the year ended December 31, 2017 and on September 30, 2018, in the unaudited pro forma balance sheet.

Note 2 – Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements represent the following adjustments:

(a)	To adjust cash and cash equivalents for the receipt of cash proceeds from the Haynesville Divestiture of $603.7 million, net of purchase price adjustments and estimated selling costs.

(b)	To eliminate assets and liabilities related to the assets sold as of September 30, 2018.

(c)	To adjust shareholders' equity, which amount is primarily related to the Haynesville Divestiture that would have been recorded as of September 30, 2018.

(d)	To eliminate revenues and expenses, including the tax impact, related to the assets sold for the nine months ended September 30, 2018, and the year ended December 31, 2017.

(e)
The gain (loss) directly attributable to the Haynesville Divestiture is not expected to have a continuing impact on the Company's operations, and therefore, is not reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017.

(f)
To adjust the income tax (provision) benefit for the effects of the pro forma pre-tax loss, which was taxed at the applicable federal and state statutory rate. The income tax (provision) benefit excludes the impact of the reversal of a valuation allowance established against Louisiana's net operating loss as the reversal is directly attributable to the Haynesville Divestiture and is not expected to have a continuing impact on the Company's operations.